                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[X]  Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Under Rule 14a-12

                                EXIDE CORPORATION

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
     ---------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:
     ---------------------------------------------------------------------------

(3)  Filing Party:

     ---------------------------------------------------------------------------
(4)  Date Filed:

     ---------------------------------------------------------------------------

Notes:

--------------------------------------------------------------------------------
                            PROXY STATEMENT FOR THE
                      2001 ANNUAL MEETING OF STOCKHOLDERS

                             OF EXIDE TECHNOLOGIES




--------------------------------------------------------------------------------

                              Exide Technologies




--------------------------------------------------------------------------------
                              210 Carnegie Center
                                   Suite 500
                              Princeton, NJ 08540

                                August  , 2001


Fellow Stockholders:


   It is my pleasure to invite you to Exide Technologies' 2001 Annual Meeting of Stockholders.


                ----------------------------------------------
                ----------------------------------------------
                   Date:

                             September 19, 2001


                   Time:

                             10:00 a.m.


                   Place:
                             Hyatt Regency Princeton
                             102 Carnegie Center
                             Princeton, New Jersey 08540-6293
                ----------------------------------------------
                ----------------------------------------------

   At our Annual Meeting, you will have the opportunity to vote:

    1. To elect our directors.


    2. To approve the issuance of shares of our common stock (or securities convertible into our common stock) in exchange for certain of our debt securities.


    3. To amend our certificate of incorporation to increase the number of our authorized shares of common stock from 60 million to 100 million.

   In addition to these formal items of business, we will review the major developments of fiscal 2001 and answer any questions that you may have about Exide or its activities. We will also transact any other business that properly comes before the meeting or any adjournments or postponements thereof.


   This letter is your notice of the Annual Meeting and is being sent to stockholders of record as of the close of business on August 3, 2001, who are the only holders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.


   It is important that your shares be represented at the meeting. You will have the option to cast your proxy vote by telephone or via the internet if your proxy card or voting instruction form includes instructions and a toll-free telephone number or internet website to do so. These are quick, cost-effective and easy ways for you to submit your proxy. We urge you to use the internet website, toll-free telephone number, or sign, date, and return the enclosed proxy card in the enclosed envelope.

   We look forward to seeing you at the meeting.

                                          Robert A. Lutz
                                          Chairman and Chief Executive Officer

                            PROXY STATEMENT FOR THE

                              EXIDE TECHNOLOGIES

                      2001 ANNUAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------

                INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

About this Proxy Statement

   We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2001 Annual Meeting of Stockholders. This proxy statement summarizes the information that you will need in order to make an educated vote at the Annual Meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting. Registered stockholders may vote by telephone or through the internet by following the instructions printed on the proxy card, or by mail, using the paper proxy card.


   We sent this proxy statement and the enclosed proxy card on or about August , 2001. Only stockholders of record on the books of the company at the close of business on August 3, 2001, the record date for voting, are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of common
stock outstanding on the record date was           .


Number of Votes

   Each share of our common stock that you hold on the record date entitles you to one vote on each proposal at the Annual Meeting. The enclosed proxy card indicates the number of shares of our common stock that you owned on the record date.

The Quorum Requirement

   At the Annual Meeting, an inspector of election will determine whether there is a quorum present. A quorum is required to conduct any business at the meeting. For a quorum to be present, the holders of a majority of the outstanding shares of common stock must be present in person or by proxy. If your proxy indicates that you wish to abstain or withhold from voting your shares, or if your shares are held in street name by your broker and are not voted on all proposals, your shares will nonetheless be counted for purposes of determining whether a quorum is present.

Voting By Proxy

   Whether or not you plan to attend the Annual Meeting, please complete, sign and date, and return the enclosed proxy card in the envelope provided or properly submit your proxy by telephone or through the use of the internet website. If you attend the meeting and vote in person, your proxy will not be used.

   Properly executed proxies received prior to the meeting or proxies properly submitted prior to the meeting by telephone or through the use of the internet website will be voted at the meeting in accordance with your instructions. If you submit a proxy, but do not fill out the voting instructions, the shares represented by your proxy will be voted as follows:

   .   "FOR" the election of the director nominees;


   . "FOR" the approval of the issuance of shares of our common stock (or securities convertible into our common stock) in exchange for certain of our debt securities; and


   . "FOR" the approval of the increase in our authorized shares of common stock.

Revoking Your Proxy

   You may revoke your proxy at any time before the start of the Annual Meeting in the following ways:

   . You may send in another proxy card with a later date or properly re-submit your proxy by telephone or through the internet website on a later date, but, in any event, such proxies must be received prior to the meeting.

   .   You may notify our Corporate Secretary in writing before the Annual
       Meeting.

   .   You may attend the Annual Meeting and vote in person.

Voting In Person


   If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank, or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on August 3, 2001.


Approving the Proposals

   Proposal
   I:              Electing Directors

   At the Annual Meeting, the director nominees who receive the highest number of affirmative votes will be elected. If you are present and do not vote, or if your proxy indicates that you wish to withhold your vote from one or more nominees for director, your vote will have no impact on the election of those directors as to whom you have withheld votes.

   Proposal
   II: Approval of the Issuance of Common Stock or Certain Other Securities in Exchange for Debt Securities


   For the issuance of common stock (or securities convertible into our common stock) in exchange for debt securities and any other items that properly come before the meeting (except Proposals I and III), the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote on the proposal and present in person or by proxy at the Annual Meeting will be required for approval. Abstentions with respect to any such matter are treated as shares present or represented. Accordingly, an abstention will have the effect of a negative vote.


   Proposal
   III:            Approval of Increase in Our Authorized Common Stock

   For the increase in the number of shares of common stock authorized in our certificate of incorporation from 60 million to 100 million, the affirmative vote of a majority of the outstanding shares of our common stock (not just those shares present in person or by proxy at the Annual Meeting) will be required for approval. Thus, abstentions on this proposal will have the effect of negative votes.

The Effect of Broker Non-Votes


   Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received voting instructions from beneficial owners. Consequently, brokers holding shares of common stock in street name who do not receive voting instructions are entitled to vote on the election of directors of Exide. For non-routine matters, such as the issuance of shares of our common stock (or securities convertible into our common stock) in exchange for debt securities, brokers who hold shares in street name do not have the authority to vote unless they have received voting instructions from beneficial holders. If such brokers have not received voting instructions, the shares are not counted or deemed to be present or represented for purposes of determining whether these matters have been approved by stockholders.

The Cost of Soliciting Proxies

   Exide will pay all of the costs of soliciting these proxies, including the cost of preparing, printing and mailing the proxy solicitation materials to the stockholders. Exide will retain Morrow & Co., Inc. to aid in the solicitation of proxies, for which such firm will be paid a fee of $10,000 plus out-of pocket expenses and disbursements. In addition, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. Exide will not compensate these directors and employees additionally for this solicitation, but Exide may reimburse them for any out-of-pocket expenses which they incur in the process of soliciting the proxies. We will arrange for brokers and other custodians, nominees and fiduciaries to forward the solicitation materials to their principals, and Exide will reimburse them for any out-of-pocket expenses which they reasonably incur in the process of forwarding the materials.

                                   PROPOSALS

   The Board of Directors is soliciting your vote with respect to the following proposals. We do not expect any other matters to come before the meeting; however, if another matter is voted upon, the persons named as proxies will vote on such matters in accordance with their best judgment.

                           I. ELECTION OF DIRECTORS

   The directors to be elected at this meeting will serve until the next annual meeting or until their successors are elected. Each of the nominees for election as a director has agreed to serve if elected. If any nominee is unable or unwilling to serve as a nominee for election at the time of the Annual Meeting, the Board of Directors may designate a substitute nominee, in which event the shares represented by proxies at the meeting will be voted for such substitute nominee unless an instruction to the contrary is indicated on the proxy card. Due to the recent death of our director Heinz C. Prechter, the Board of Directors has one vacancy, for which there has not been named a nominee to be considered by the stockholders at the upcoming Annual Meeting. The Board expects to fill such vacancy in accordance with the Exide bylaws. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors recommends that you vote "FOR" the election of the following nominees:

   The following table sets forth certain information with respect to each nominee.

        Name         Age              Principal Occupation and Directorships
----                 --- -----------------------------------------------------------------
Francois J. Castaing 56  Director of Exide since March 1999. Mr. Castaing is President of
                         Castaing & Associates, an automotive industry consulting firm.
                         From December 1997 until his retirement from DaimlerChrysler in
                         June 2000, Mr. Castaing was technical advisor to the Chairman.
                         From 1987 until 1997, Mr. Castaing held several executive
                         positions with Chrysler, including Executive Vice President. Mr.
                         Castaing is also Chairman of the Detroit Science Center.

Rodney L. Chadwick.. 55  Director of Exide since January 2001. Prior to his resignation in
                         March 2001, Mr. Chadwick was Managing Director of Australian-
                         based Pacific Dunlop Limited, a position held since 1996. Mr.
                         Chadwick is currently a director of Tormey Investments Pty Ltd and National Vice President of Australian Industry Group. Mr.
                         Chadwick also served as chairman of the Population Policy
                         Committee for the Business Council of Australia where he
                         currently serves as a mediator.

     Name      Age               Principal Occupation and Directorships
----           --- -------------------------------------------------------------------

John A. James. 59  Director of Exide since March 1999. Mr. James is Chairman of the
                   Board and Chief Executive Officer of the O-J Group, a group of transportation-related companies which he co-founded in 1971.
                   O-J Transport Company, an entity within the O-J Group, filed for bankruptcy in October 2000. Mr. James is the principal owner of
                   Magee Ford-Mercury, an entity that filed for bankruptcy in
                   December 1999. Mr. James is also a director of the Hartford
                   Development Foundation and a member of the National
                   Association of Black Automotive Suppliers.

Robert A. Lutz 69  Chairman and Chief Executive Officer of Exide since December
                   1998 and a member of the Office of the Chairman since May 2000.
                   Mr. Lutz also served as President of Exide Corporation from
                   December 1998 through May 2000. Mr. Lutz retired in July 1998 as Vice Chairman of Chrysler. Previously, Mr. Lutz was
                   Chrysler's President and Chief Operating Officer responsible for its car and truck operations worldwide. Mr. Lutz became President of Chrysler in January 1991. Mr. Lutz is also a director of
                   Northrop Grumman, Silicon Graphics and Kepner-Tregoe. Mr.
                   Lutz is also a co-founder of the Cunningham Motor Company and is assisting in product development.

Heinrich Meyr. 60  Director of Exide since February 2001. A researcher and entrepreneur in communications technology, Dr. Meyr has been a professor in electrical engineering and the director of the laboratory for integrated signal processing systems at Germany's
                   Aachen University of Technology since 1977. Dr. Meyr is also a director of ASCOM, a Swiss telecommunications and electronics company.

Jody G. Miller 43  Director of Exide since December 1999. Ms. Miller is a Venture
                   Partner with Maveron, LLC, a Seattle-based venture capital firm, which she joined in February 2000. Before joining Maveron, from
                   1995 until January 1999, Ms. Miller served in several senior executive positions with Americast, a digital video and interactive services partnership between Ameritech, BellSouth, GTE, SBC,
                   SNET and the Walt Disney Company. While at Americast, Ms.
                   Miller served as Acting President and Chief Operating Officer,
                   Executive Vice President and Senior Vice President for
                   Operations. During the period between her tenures at Americast and Maveron, Ms. Miller served as a consultant. Prior to
                   Americast, Ms. Miller served in the White House as special assistant to the President with the Clinton Administration. Ms.
                   Miller is a member of the Board of Directors of the National
                   Campaign to Prevent Teenage Pregnancy.

                     COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Finance Committee

   The Audit and Finance Committee is responsible for reviewing the accounting and financial controls and recommending to the Board of Directors which independent certified public accountant should be selected to conduct the annual audit. The Audit and Finance Committee met five times during fiscal 2001. Currently, Ms. Miller serves as Chairperson and Messrs. Chadwick and James are members.

Compensation Committee

   The Compensation Committee is responsible for reviewing and approving executive remuneration, supervising the administration of Exide's compensation plans, and ensuring the link between executive compensation and both the performance of the organization and the creation of stockholder value. The Compensation Committee met four times during fiscal 2001. Currently, Mr. Castaing and Ms. Miller are members.

Nominating and Governance Committee

   The Nominating and Governance Committee is responsible for recommending nominees for the Board of Directors, evaluating director performance, recommending Board committees and membership, and reviewing corporate governance policies. The Nominating and Governance Committee will consider for nomination individuals whose names are sent to the Committee (in care of the Corporate Secretary of Exide Corporation) by stockholders in accordance with the relevant provisions in Exide's bylaws. The Nominating and Governance Committee met three times during fiscal 2001. Currently, Mr. James serves as Chairperson and Mr. Chadwick is a member.

Technology Committee

   The Technology Committee is responsible for reviewing new energy storage, generation and utilization technologies and their impact on Exide's strategic business planning. The Technology Committee is also responsible for reviewing technology trends of the trade as new customer demands for applications in current and untapped markets emerge. The Technology Committee met twice during fiscal 2001. Currently, Mr. Castaing serves as Chairperson and Dr. Meyr is a member.

   The Board of Directors held nine meetings during fiscal 2001.

           STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT


   The following table shows, as of August 3, 2001, information regarding beneficial ownership of common stock by Exide's directors and executive officers and by each person and entity that, to the knowledge of Exide, beneficially owns more than five percent of Exide common stock. Except as indicated in the notes to the table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. Except as otherwise indicated, the address of each person listed below is the address of Exide.


                                                               Number of Shares
                                                              Beneficially Owned
                                                             --------------------
Beneficial Owner                                              Number   Percent(1)
----------------                                             --------- ----------
Executive Officers and Directors
Robert A. Lutz (2).......................................... 1,503,039     5.6%
Craig H. Muhlhauser (3).....................................   103,309       *
Kevin R. Morano (4).........................................   101,727       *
Jack J. Sosiak (5)..........................................    92,466       *
John R. Van Zile (6)........................................    55,391       *
Francois J. Castaing........................................    17,047       *
Rodney L. Chadwick (7)......................................     3,500       *
John A. James (8)...........................................    11,569       *
Heinrich Meyr...............................................       262       *
Jody G. Miller (9)..........................................     6,623       *
All executive officers and directors as a group (10 persons) 1,894,933     7.0%
Five Percent or Greater Shareholders
State of Wisconsin Investment Board (10).................... 4,235,000    16.6%
Pacific Dunlop Holdings (USA) Inc. (11)..................... 4,000,000    15.7%
Shapiro Capital Management Company, Inc (12)................ 3,194,668    12.6%
Loomis, Sayles & Co., L.P. (13)............................. 2,372,494     8.5%
Dimensional Fund Advisors (14).............................. 1,631,880     6.4%
David L. Babson and Company Incorporated (15)............... 1,413,300     5.6%

--------
   *Less than 1%.

(1)Based on            shares of common stock outstanding on August 3, 2001.

(2)Represents 182,347 shares owned directly, 82,500 in trust, 2,250 which are beneficially owned by Mr. Lutz's spouse, and 1,235,942 currently exercisable options to purchase common stock. Mr. Lutz also holds options to purchase 600,000 shares of common stock that are not currently exercisable.
(3)Includes currently exercisable options to purchase 95,966 shares of common stock. Mr. Muhlhauser also holds options to purchase 330,000 shares of common stock that are not currently exercisable.
(4)Includes currently exercisable options to purchase 51,727 shares of common stock. Mr. Morano also holds options to purchase 190,000 shares of common stock that are not currently exercisable.
(5)Includes currently exercisable options to purchase 40,993 shares of common stock. Mr. Sosiak also holds options to purchase 115,400 shares of common stock that are not currently exercisable.
(6)Includes currently exercisable options to purchase 24,391 shares of common stock. Mr. Van Zile also holds options to purchase 121,000 shares of common stock that are not currently exercisable.
(7)Represents shares held indirectly by Tormey Investments Pty Ltd.

(8)In addition, under the Exide Technologies Non-Employee Directors Deferred Fee Plan, Mr. James holds 1,915 common stock equivalents. See a description of this plan under "Director and Executive Compensation--Director Compensation."


(9)In addition, under the Exide Technologies Non-Employee Directors Deferred Fee Plan, Ms. Miller holds 2,159 common stock equivalents. See a description of this plan under "Director and Executive Compensation--Director Compensation."

(10)Based solely on a Schedule 13G/A filed on February 9, 2001. State of Wisconsin Investment Board's address is P.O. Box 7842, Madison, Wisconsin 53707.

(11)Based solely on a Schedule 13D filed on October 10, 2000. Pacific Dunlop Holdings (USA) Inc.'s address is 6121 Lakeside Drive, Suite 200, Reno, Nevada 89511
(12)Based solely on a Schedule 13G/A filed on June 11, 2001. Shapiro Capital Management Company, Inc.'s address is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305.
(13)Based solely on a Schedule 13G filed on February 12, 2001, Loomis, Sayles has sole voting power with respect to 2,144,509 shares and sole dispositive power with respect to all of the 2,372,494 shares. Loomis, Sayles has advised us that its beneficial ownership is based solely on its ownership of our 2.90% Convertible Senior Subordinated Notes due 2005. Loomis, Sayles' address is One Financial Center, Boston, Massachusetts 02111.
(14)Based solely on a Schedule 13G filed on February 2, 2001. Dimensional Fund Advisors' address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.
(15)Based solely on a Schedule 13G/A filed on January 24, 2001. David L. Babson's address is One Memorial Drive, Cambridge, Massachusetts 02142-1300.

                      DIRECTOR AND EXECUTIVE COMPENSATION

Director Compensation

   Directors who are not officers or employees of Exide receive a quarterly retainer fee of $8,000, plus $2,000 for each Board meeting they attend. Committee members receive $1,200 for each Committee meeting they attend and committee chairpersons receive $2,500 per quarter. Directors are also reimbursed their expenses for attending each meeting of the Board or any committee. Directors receive at least 50% of such fees in common stock. However, the amount paid in our common stock may be increased if the director so desires. In addition, each non-employee director receives 500 shares of common stock at each annual meeting at which he or she is elected. Exide adopted a Non-Employee Directors Deferred Fee Plan that went into effect as of January 1, 2001. This plan permits Exide's non-employee directors to make an election for a voluntary deferral of cash or stock-based compensation. All stock-based compensation which is deferred under this plan is credited to a common stock equivalent account maintained for each director who defers receipt of stock-based compensation. Any cash compensation which is deferred may be credited to a director's common stock equivalent account or to one of the other investment choices offered under the plan.

Executive Compensation

   The following table sets forth the compensation for Exide's Chief Executive Officer during fiscal 2001, 2000 and 1999, and the four most highly compensated executive officers of the company, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2001. The five individuals identified in the Summary Compensation Table are referred to as the "named executive officers" throughout this proxy statement.

                          Summary Compensation Table

                                                                                 Long Term Compensation
                                                                           ------------------------------------
                                                                                   Awards
                                                                           -----------------------
                                               Annual Compensation
                                        ---------------------------------- Securities  Restricted   All Other
                                 Fiscal            Bonus    Other Annual   Underlying    Stock     Compensation
 Name and Principal Positions     Year  Salary ($)  ($)   Compensation ($) Options (#) Awards ($)    ($) (2)
----------------------------     ------ ---------- ------ ---------------- ----------- ----------  ------------
Robert A. Lutz..................  2001   900,000     --          --            --       543,150(1)    25,395
   Chairman and Chief             2000   900,000     --          --            --           --        21,470
   Executive Officer              1999   300,000     --          --         1,800,000       --         3,360

Craig H. Muhlhauser (3).........  2001   368,750     --          --           405,000       --        45,102
   President and Chief            2000     --                    --            --           --          --
   Operating Officer              1999     --        --          --            --           --          --

Kevin R. Morano (4).............  2001   394,294     --          --           227,500       --        18,674
   Executive Vice President       2000     --        --          --            --           --          --
   and Chief Financial Officer    1999     --        --          --            --           --          --

Jack J. Sosiak..................  2001   245,500     --          --            20,000       --        14,135
   Executive Vice President       2000   220,000     --          --           100,000       --         9,310
   Human Resources                1999   220,000     --          --            --           --         9,569

John R. Van Zile................  2001   250,000     --          --            30,000       --         9,296
   Executive Vice                 2000   190,417     --          --           100,000       --         8,878
   President, General Counsel     1999   160,000   30,000        --            --           --         6,583
   and Secretary

--------
(1)Mr. Lutz was awarded 60,000 shares of restricted stock on September 29, 2000, which had a value of $491,400 as of March 31, 2001. Dividends will be paid on these shares and the shares will vest in three equal annual installments beginning September 29, 2001.
(2)Messrs. Muhlhauser and Morano were reimbursed $35,802 and $6,959, respectively, for relocation expenses. This column also includes payments for life insurance and for calendar 2000 accrued contributions for the Exide Salaried Retirement Plan and the Exide 401(k) Plan as follows:

                              Retirement Plan
               Life Insurance   and 401(k)
                  Payments     Contributions
               -------------- ---------------
Mr. Lutz......    $13,145         $12,250
Mr. Muhlhauser    $   800         $ 8,500
Mr. Morano....    $   965         $10,750
Mr. Sosiak....    $ 1,118         $13,017
Mr. Van Zile..    $   796         $ 8,500

(3)Mr. Muhlhauser was appointed Exide's President and Chief Operating Officer effective as of July 2000.
(4)Mr. Morano was appointed Exide's Executive Vice President and Chief Financial Officer in May 2000.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option
Values

   The following table contains information relating to the exercise of stock options by the named executive officers in fiscal 2001, as well as the number and value of their unexercised options as of March 31, 2001.

                                                Number of Securities
                                                     Underlying           Value of Unexercised
                                                 Unexercised Options      In-the-Money Options
                       Shares                       at FY-End (#)             at FY-End ($)
                    Acquired on     Value     ------------------------- -------------------------
       Name         Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----                ------------ ------------ ------------------------- -------------------------
Robert A. Lutz.....      --           --          1,200,000/600,000                       /
Craig H. Muhlhauser      --           --                  0/405,000                 /60,000
Kevin R. Morano....      --           --                  0/227,500                       /
Jack J. Sosiak.....      --           --             36,600/115,400                       /
John R. Van Zile...      --           --             19,000/121,000                       /

Option Grants in Last Fiscal Year

   The following table contains information relating to the stock option grants made in fiscal 2001 to the named executive officers.

                                                                    Potential Realizable Value
                     Number of   % of Total                         at Assumed Annual Rates of
                    Securities    Options                            Stock Price Appreciation
                    Underlying   Granted to  Exercise or               for Option Term ($)
                      Option    Employees in Base Price  Expiration --------------------------
       Name         Granted (#) Fiscal Year    ($/Sh.)      Date         5%           10%
----                ----------- ------------ ----------- ---------- ---------     ---------
Robert A. Lutz.....        --         --           --          --              --           --
Craig H. Muhlhauser   105,000        5.6       9.0625     9/29/10         598,433    1,516,546
                      300,000       16.0       8.0000     7/01/10       1,509,347    3,824,982
Kevin R. Morano....    77,500        4.1       9.0625     9/29/10         441,700    1,119,355
                      150,000        8.0       8.2500     5/22/10         778,257    1,972,256
Jack J. Sosiak.....    20,000        1.1       9.0625     9/29/10         113,987      298,866
John R. Van Zile...    30,000        1.6       9.0625     9/29/10         170,981      433,299

Selective Executive Retirement Plan

   The Exide Technologies Selective Executive Retirement Plan ("SERP") is a non-qualified defined benefit retirement plan. Participants vest in a SERP benefit in the later of the date they turn 59 and one half and the date of completion of 10 years of service. The named executive officers receive 25% of their highest annual base salary in the five years preceding their termination. The benefit amount is independent of years of service at retirement in excess of 10 years. Benefits are determined using base salary. Bonus or incentive payments are not included in the benefit calculation.

   The table below shows the annual pensions payable from the SERP for various levels of base pay. These amounts are payable as a 10 year certain only annuity. These amounts are in addition to those that may be received from other retirement plans sponsored by Exide and from Social Security.

Remuneration Benefit
------------ --------
  $300,000   $ 75,000
  $400,000   $100,000
  $500,000   $125,000
  $600,000   $150,000
  $700,000   $175,000
  $800,000   $200,000
  $900,000   $225,000

Executive Employment Agreement

   Upon joining Exide, Mr. Lutz entered into an employment agreement. This agreement was recently amended and restated. Under the agreement, he is paid a salary of at least $900,000 per year and may receive a bonus of up to 150% of his salary as determined by our Board. The term of the agreement is through December 1, 2003 and it may be terminated by Mr. Lutz at any time, for or without good reason, or by Exide at any time, for or without cause.

   If Mr. Lutz's employment is terminated by reason of death or disability, or by Exide for cause, or by Mr. Lutz without good reason, he will receive any unpaid salary, bonus or reimbursed expenses through the date of termination but no other payments or benefits. If Mr. Lutz's employment is terminated by Exide other than for cause or by reason of death or disability, or by Mr. Lutz with good reason, then he will receive in addition to any unpaid salary, bonus or reimbursed expenses, (i) a cash lump sum equal to the salary he would have received through December 1, 2003; (ii) an average of his annual bonus from the three most recent fiscal years multiplied by the number of years and partial years remaining in the employment term; and (iii) life, disability, accident and health insurance benefits until December 1, 2003 at the same cost as such benefits were previously provided to him.

   If Mr. Lutz is entitled to payments or benefits under his change in control agreement (see a description of this agreement below), he will not be entitled to any payments or benefits under his employment agreement. Exide has agreed to indemnify Mr. Lutz during and following the employment period for any acts or omissions performed in the course of his employment. Mr. Lutz has agreed not to compete with us for one year after the termination of his employment.

Change In Control Arrangements

   Each of our named executive officers entered into a change in control agreement with Exide on May 15, 2001. The change in control agreements continue in effect until December 31, 2003; provided, however, that on January 1, 2002 (and each January 1 thereafter) the term of each agreement will be automatically extended for an additional year unless notice is given by September 30 of the preceding year not to extend the term. In addition, if a change in control occurs during the term of an agreement, the term of such agreement may not expire earlier than twenty-four months from the date of such change in control.

   In order to receive benefits under the change in control agreement, a named executive officer must incur a qualifying termination of employment during the term of the agreement. A qualifying termination of employment will occur if the named executive officer's employment is terminated following a change in control by (i) Exide other than for cause or by reason of death or disability, or (ii) the named executive officer for good reason at any time or without good reason during the one-month period commencing on the first anniversary of the change in control. In addition, a qualifying termination of employment will also occur prior to a change in control if the named executive officer's employment is terminated at the request of an entity with which Exide has entered into an agreement the consummation of which would constitute a change in control or the named executive officer terminates his employment for good reason as a result of action taken at the request or direction of such entity.

   If a named executive officer incurs a qualifying termination of employment, he will be entitled to, among other things, (i) a lump sum cash payment equal to three times his base salary as of the date of termination (or if higher, as of immediately prior to the occurrence of an event or circumstance constituting good reason); (ii) a lump sum cash payment equal to three times his target annual bonus under any annual bonus or incentive plan maintained by Exide in the fiscal year in which occurs the date of termination (or if higher, in respect of the fiscal year in which occurs the change in control); (iii) life, disability, health, dental, and accidental insurance benefits for thirty-six months (or if shorter, until similar benefits are provided by a new employer); and (iv) a lump sum payment reflecting the actuarial value of an additional thirty-six months of service credit for retirement pension accrual purposes under any defined benefit pension plans maintained by Exide. The named executive officers will also be entitled to receive additional payments to the extent necessary to compensate them for any excise taxes payable by them under the federal laws applicable to excess parachute payments.

                             CERTAIN TRANSACTIONS

GNB Battery Business Acquisition

   On September 29, 2000, Exide acquired the global battery business of Pacific Dunlop Holdings (USA), Inc., hereinafter referred to as Pacific Dunlop, including its subsidiary GNB Technologies, Inc. As consideration for the acquisition, Exide paid approximately $379 million (including $344 million in cash and four million shares of Exide common stock plus assumed liabilities). Pacific Dunlop now holds approximately 16 percent of the currently outstanding shares of Exide common stock.

Registration Rights and Standstill Agreement

   Pursuant to a Registration Rights and Standstill Agreement dated September 29, 2000, Exide granted certain registration rights to Pacific Dunlop. Exide is required to file, so long as Pacific Dunlop continues to hold at least five percent of outstanding Exide common stock, upon Pacific Dunlop's request, and in accordance with certain limitations, registration statements with the SEC for sale in an underwritten public offering, such amount of common stock specified by Pacific Dunlop in its request.

   Should Exide determine that it is advisable to file a registration statement with the SEC for an offering of common stock or any security convertible into or exchangeable for common stock, then, subject to certain limitations, Pacific Dunlop is entitled to notice from Exide with regard to such a proposal. If Pacific Dunlop so requests, Exide is required to include such number of shares requested by Pacific Dunlop to be included in the registration statement unless Pacific Dunlop's request fails to meet certain requirements set forth in the agreement. Additionally, should Exide provide any other holders of common stock or holders of any Exide security that is convertible into or exchangeable for Exide common stock, more favorable rights than those rights provided Pacific Dunlop in the agreement, the agreement is deemed amended as necessary to provide Pacific Dunlop with similar rights as those granted to such other stockholders.

   The agreement provides that until September 29, 2003 Pacific Dunlop may not take certain actions without the consent of Exide, including, without limitation, the following: Pacific Dunlop may not (1) publicly state that it wishes to acquire or offer or agree to acquire, directly or indirectly, beneficial ownership of any of our equity securities; (2) solicit, or assist or encourage any person to solicit consents or proxies to vote any of our equity securities, other than as set forth in the agreement with regard to its own shares; and (3) solicit, or assist or encourage any person to solicit consents or proxies to vote any of our equity securities. Pacific Dunlop is also restricted until September 29, 2003 from transferring its shares, other than in certain cases, as set forth in the agreement.

   The agreement also requires that until September 29, 2003 Pacific Dunlop attend in person or appoint a proxy to vote its shares in the same proportion as all other Exide common stock votes on any matter to be voted upon at any meeting of Exide stockholders, except where such matter relates to the removal of any director designated by Pacific Dunlop, in which case, Pacific Dunlop may vote against such removal without regard to other votes. Pacific Dunlop has not designated any member of our Board.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   Exide has engaged an outside executive compensation consulting firm to review all elements of compensation, taking into consideration its business strategy, current circumstances, external market conditions and competitive standards, and to advise the Compensation Committee on appropriate compensation levels and programs. The primary objectives of the compensation plans are:

   . to attract and retain an executive and senior management team capable of improving Exide's short and long-term financial performance through development and execution of a strategy that creates stockholder value;

   . to reward key individuals for improvements in financial problem areas including operational performance and profit generation; and

   .   to motivate long-term improvement in Exide's financial results.

Base Salaries

   The base salaries of Exide's executive officers are reviewed annually and evaluated with those of similarly situated manufacturing companies. Our executives' salaries have generally been commensurate with those of other executives in comparable positions in such companies.

Annual Incentives

   In July 1999, our Board adopted a new annual cash incentive plan, which applies to our Chief Executive Officer, his direct reports and other senior managers in North America and Europe. In May 2001, the plan was amended to allow non-cash awards. The annual incentive plan's immediate objectives are focused on providing a market competitive-based instrument that effectively motivates key contributors towards quickly improving overall corporate performance. The annual incentive plan is primarily a formula-driven plan based on financial performance that includes measures such as revenue, profits, expense management and improvements to balance sheet management. The incentive compensation of executives and various levels of senior managers are based on corporate, unit and individual performance measures, as appropriate. Target incentive levels have been established based on market competitive data, reporting relationships, and functional responsibility in the organization and are designed to be challenging yet attainable. Mr. Lutz's target is 100% of salary. He is subject to the same overall performance measure of profit before tax as all other participants. The Compensation Committee also considered Mr. Lutz's performance in connection with the acquisition of GNB Technologies, Inc., the execution of our global restructuring program and Exide's overall financial performance. For fiscal 2001, the Compensation Committee determined that, although Mr. Lutz would have been eligible for an award of 25% of target, in light of Exide's overall financial performance no cash awards would be made to Mr. Lutz or the other named executive officers. However, the Board of Directors and the Committee did determine that stock options should be awarded to Mr. Lutz and the other named executive officers in amounts based on the annual incentive awards for which they would otherwise have been eligible, which options vested on July 1, 2001.

Long-Term Incentives

   Long-term incentives are primarily made through the use of stock options granted under Exide's various stock plans. Grants have been made on the basis of individual contribution and performance. The exercise price of previously granted stock options has never been less than the fair market value of the underlying stock at the time of grant. Option holders benefit from the grant when the value of the underlying share rises above the exercise price and the stock option is exercised. The gain equals the positive difference in value between the exercise price and the fair market value of the share at the time of exercise. Stock options are widely viewed as inducements to recipients to increase stock price. The stock options granted are generally subject to vesting requirements.

   The Compensation Committee is composed only of non-employee directors and is committed to structuring executive long-term compensation programs which will significantly reward the executives if the long-term stockholder value increases as reflected by continuing share price improvement.

   Incentive programs which are both ambitious and realistic encourage participants to achieve the goals, but, if the tasks given to the executives to realize the intended benefits are unrealistic, the program will be counter-productive and will not encourage the participants to maximize their capabilities to the benefit of Exide and its stockholders. Being cognizant of this fact, the Compensation Committee has developed programs and is committed to structuring long-term executive compensation programs that are intended to significantly improve the long-term stockholder value of Exide.

Deductibility of Award Payments

   Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1 million limit on deductions for the compensation of each named executive officer. Such provision permits certain performance-based compensation to be excluded from this limit. However, the Compensation Committee has concluded that committing Exide to comply with the conditions for such exclusion in all cases would unduly limit its ability to structure appropriate bonus plans for the executive officers and determined, in light of the small deduction which might be lost, not to attempt to make all awards granted under Exide's plans comply with such conditions.

                                          Compensation Committee

                                          Francois J. Castaing
                                          Jody G. Miller

                            INDEPENDENT ACCOUNTANTS

   PricewaterhouseCoopers LLP has been selected as our independent accountants. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Audit Fees

   For fiscal 2001, the total fees billed by PricewaterhouseCoopers LLP for the annual audit and for the review of financial statements included in our Forms 10-K and 10-Q totaled $2,600,000.

Financial Information Systems Design and Implementation Fees

   PricewaterhouseCoopers LLP did not provide any services related to financial information systems design or implementation during fiscal 2001.

All Other Fees

   Fees billed for all other non-audit services, including tax compliance and management consulting primarily related to the integration of our acquisition of GNB Technologies, Inc., totaled $5,900,000 during fiscal 2001.

                      AUDIT AND FINANCE COMMITTEE REPORT

   The Audit and Finance Committee provides independent oversight of our financial activities and monitors the objectivity of the financial statements prepared under the direction of management. In addition, the Committee reviews major accounting policy changes, approves the scope of the annual independent audit processes, monitors non-audit services provided by the independent auditors, and monitors our activities designed to assure compliance with our ethical standards. The Committee is composed of three directors and operates under a written charter adopted by our Board of Directors. The directors are independent within the meaning of the New York Stock Exchange rules.

   The Committee has reviewed our audited consolidated financial statements for fiscal 2001 with management, who has represented to the Committee that these financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with management the quality as well as the acceptability of the accounting principles employed, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

   The Committee also reviewed our consolidated financial statements for fiscal 2001 with PricewaterhouseCoopers LLP, our independent auditors for fiscal 2001, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. The Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees.

   The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence. The Committee considered the compatibility of nonaudit services provided by PricewaterhouseCoopers LLP to the Company with PricewaterhouseCoopers LLP's independence.

   In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended 2001 for filing with the Securities and Exchange Commission.

                                          Audit and Finance Committee

                                          Jody G. Miller, Chairperson
                                          Rodney L. Chadwick
                                          John A. James

                               PERFORMANCE GRAPH

   Set forth below is a graph comparing the cumulative total returns of (i) Exide's common stock, (ii) the Standard & Poor's 500 Composite Stock Index ("S&P 500") (iii) the average of the common stock prices of C&D Technologies Inc., Delphi Automotive Systems Corp. (since June 1999), Federal-Mogul Corporation and Johnson Controls Inc., collectively referred to as the 2001 Peer Group, from March 31, 1996 through March 31, 2001 and (iv) the average of the common stock prices of Federal-Mogul Corporation and Standard Motor Products, Inc., collectively referred to as the 2000 Peer Group. Exide believes that the 2001 Peer Group is more comparable to Exide's businesses. The graph assumes that $100 was invested on March 31, 1996 and that dividends were reinvested.

    Comparison Of Cumulative Total Return Among Company, S&P 500 Index And
               Peer Groups From March 31, 1996 to March 31, 2001


[CHART]
      69010A  EXIDE CORP.     S&P 500 INDEX   peer group 2001 peer group
 20003/31/1996        100     100     100     1003/31/1997    70      120
115     1233/31/1998    73      177     192     2573/31/1999    48      210
178     2113/31/2000    52      248     150     883/31/2001     36      194
141     22

                                                 March 31,
                              -----------------------------------------------
                               1996    1997    1998    1999    2000    2001
                              ------- ------- ------- ------- ------- -------
   Exide..................... $100.00 $ 70.00 $ 73.00 $ 48.00 $ 52.00 $ 36.00
   S&P 500................... $100.00 $120.00 $177.00 $210.00 $248.00 $194.00
   2001 Peer Group (4 Stocks) $100.00 $115.00 $192.00 $178.00 $150.00 $141.00
   2000 Peer Group (2 Stocks) $100.00 $123.00 $257.00 $211.00 $ 88.00 $ 22.00

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Exide's directors, executive officers, and persons who own more than ten percent of our equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such securities. Officers, directors and greater than ten percent stockholders are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that, except as set forth below, all Section 16(a) filing requirements applicable to Exide's officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended March 31, 2001.

   Pacific Dunlop, which owns more than ten percent of our common stock, filed a Form 3 in December 2000, reporting its acquisition of 4 million shares of common stock in 2000, after the date prescribed under Section 16(a) of the Exchange Act.

   II. APPROVAL OF ISSUANCE OF COMMON STOCK IN EXCHANGE FOR DEBT SECURITIES


   The Board of Directors proposes that the stockholders approve the issuance of up to 20 million shares of Exide common stock (or securities convertible into common stock) to be exchanged for some or all of the debt securities of Exide and its subsidiary Exide Holding Europe ("EHE"), including Exide's 2.90% Convertible Senior Subordinated Notes due 2005 ("Convertible Notes") and 10% Senior Notes due 2005 ("Senior Notes"), and EHE's 9-1/8% Senior Notes due 2004 ("EHE Notes").


The NYSE Approval Requirement


   It is the policy of the New York Stock Exchange ("NYSE"), the exchange on which Exide's common stock is listed, to require stockholder approval prior to the issuance, in a transaction or series of related transactions, of a number of shares of common stock (or securities convertible into common stock) which would equal or exceed 20% of the common stock outstanding before the issuance. The Board of Directors has authorized the issuance of a number of shares of common stock (or such other securities) for each exchange which is below that threshold, but may deem it advisable to do more exchanges. If all 20 million of the shares to be authorized in exchange for debt securities were issued, they would represent approximately 80% of the common stock currently outstanding. We are requesting that you approve the issuance of such shares and other such securities because of this NYSE policy.


The Debt Securities

   Exide issued $346 million principal amount at maturity of Convertible Notes in December 1995 and an additional $51.9 million principal amount at maturity in January 1996. The Convertible Notes were issued at a discount, with net proceeds of approximately $279.9 million, to institutional investors in a private placement. The effective interest rate on the Convertible Notes, including amortization of the discount, is 6.75% per year. The proceeds of the Convertible Notes were used to repay debt under Exide's credit facility. The Convertible Notes are convertible into common stock at the rate of 12.5473 shares per $1,000 principal amount, or $79.90 per share, subject to adjustments for stock splits and other events. Exide issued $300 million principal amount of Senior Notes in April 1995 in a private placement to institutional investors. The net proceeds of the Senior Notes were used as part of the financing for Exide's largest European acquisition. EHE issued the EHE Notes in the principal amount of DM 175 million in April 1997 in a private placement in the U.S. and outside the U.S. to institutional investors. Proceeds from the EHE Notes were used primarily for repayment of debt under EHE's credit facility and for an acquisition in Germany. The Senior Notes and the EHE Notes were not issued at a discount and are not convertible. All of the Convertible Notes, Senior Notes and EHE Notes are currently outstanding, other than for the Convertible Notes exchanged for Common Stock as described below.

   Because the notes are not traded on an exchange and are infrequently traded, the market value of the notes cannot be established with reliability. However, Exide has negotiated the exchange of certain Convertible Notes for common stock, and believes that it paid an amount for such notes equal to the respective fair market value thereof.


   Exide does not believe that any of the Convertible Notes, Senior Notes or EHE Notes are beneficially owned by an affiliate of Exide.

Terms of Exchange Transactions


   Exide has consummated four exchanges of Convertible Notes for shares of common stock. The following table sets forth information regarding the terms of such exchanges.



                   Face Amount of   Number of Shares Market Value of
Date of Exchange Convertible Notes  of Common Stock   Common Stock
   Agreement     Acquired/Cancelled    Issued(1)      Exchanged(2)
---------------- ------------------ ---------------- ---------------
 July 9, 2001...    $10,000,000         600,000        $5,940,000
 July 12, 2001..    $10,000,000         602,865        $5,640,000
 July 16, 2001..    $ 5,000,000         315,851        $2,825,000
 July 17, 2001..    $ 5,000,000         338,621        $2,962,934

--------

(1)Includes shares issued for accrued interest on Convertible Notes received.


(2)Based on the closing price for the common stock on the trading day before the respective exchange was agreed upon.



   Future exchanges, including those permitted by this proposal, will be substantially similar to the four already completed exchanges, although the exact exchange rate of stock for notes is expected to vary based upon both the then market value of the common stock and the perceived value to the holders of notes to be exchanged. To illustrate, the greater the market value of the common stock at the time of any such exchange, the fewer the number of shares of common stock that would be issued in such exchange. The opposite is also true: the lower the market value of the common stock at the time of any such exchange, the greater the number of shares of common stock that would be issued in such exchange. The value of the notes to the holders, and thus the number of shares that would be issued in exchange, will be affected by interest rates for instruments similar to the notes and the financial performance and credit condition of Exide. If interest rates drop or the performance and condition of Exide improve, the notes will be more valuable and if, interest rates increase or Exide's performance or condition deteriorate, the notes will be less valuable.



   To the knowledge of Exide based on SEC filings, Loomis, Sayles & Co. is the largest holder of notes with Convertible Notes in the face amount of $189,084,000. If Loomis, Sayles were to have exchanged all of its Convertible Notes for common stock at the average exchange rate for the already completed exchange transactions, 11,706,423 shares of common stock would have been issued to Loomis.



   Exide does not have any contractual or other right to compel any holder of such notes to enter into an exchange. Exide may exchange common stock (or other such securities) for notes if and when an acceptable exchange rate and other terms can be negotiated. Exide may engage in such exchanges with one note holder at a time or with related or unrelated groups of note holders, and may also make formal exchange offers with fixed terms to all of the holders of one or more classes of notes.


   Trading restrictions (such as limitations on the volume of securities that may be sold and the price at which sales may occur) may or may not be placed on the resale of common stock or other securities issued in exchange for notes.


   Holders of Convertible Notes may desire to exchange their existing notes for a new issue of, notes or preferred stock convertible into common stock (in lieu of for common stock). The terms of any such new issue of convertible notes would be substantially identical to the Convertible Notes, except for maturity date, interest rate, conversion price and the number of shares into which the new notes are convertible. If such an exchange is agreed upon, it is expected that the new issue of convertible notes would bear a then market interest rate for similar convertible instruments, the conversion price per share would be an amount equal to or above the then market price of the common stock and the maturity of the new notes would be extended beyond 2005 when the Convertible Notes mature. If a new issue of preferred stock convertible into common stock is created for such exchanges, such preferred stock would have terms substantially similar to those of the Convertible Notes (except as noted as to any new convertible notes above). Such preferred stock would also have market terms covering priority of the preferred stock upon liquidation and as to dividends over the common stock and the right of such preferred stock to vote when there are dividend arrearages. Such preferred stock would bear a then market rate of dividends for similar preferred stocks, the conversion price would be as discussed above and the maturity of such preferred stock, if it is mandatorily redeemable, would be beyond 2005.


Certain Effects of Exchange Transactions

   Reduction in Interest Expense. Any notes acquired by Exide will be cancelled and thereupon no longer bear interest, which will reduce Exide's prospective interest expense. Annual interest expense on the Convertible Notes, the Senior Notes and the EHE Notes (not taking into account the already consummated note exchanges) was $22.2 million (including the accretion of original issue discount), $30.0 million and $7.5 million, respectively, in fiscal 2001.

   Dilution. The issuance of shares of common stock in exchange for notes is expected to be dilutive to the current Exide stockholders as the percentage ownership of the current stockholders will decrease and earnings per share will decrease. To the extent that shares of common stock are issued in exchanges, assuming Exide has earnings, the earnings per share of the company will decrease as the same earnings will be allocated to a larger number of shares (offset partially by the reduced interest expense). For example, assuming Exide had earnings of $0.75 per share for a fiscal year, if Exide had issued an additional 20 million shares at the beginning of such period as a result of the exchange of Convertible Notes for common stock, earnings per share would be reduced by $0.08 to $0.67 per share (based on the number of shares issued and outstanding on June 22, 2001). This includes the impact of an $18.6 million reduction in interest expense. The above example does not include the effect of the income statement charge from issuing excess shares as described below.


   Anti-Dilution Adjustment of Warrants. Warrants to acquire an aggregate of 1,286,000 shares of common stock at an exercise price of $8.99 per share were issued by Exide in connection with the financing of the acquisition of GNB. If shares of common stock are issued in exchange transactions at a price below the then current market value of the common stock (or if convertible securities are issued with a conversion price below the then current market value of the common stock), the number of shares of common stock issuable upon exercise of the warrants will increase and the exercise price will decrease pursuant to certain anti-dilution provisions in the agreement governing such warrants.



   No adjustment to the number of such warrants or the exercise price thereof occurred as a result of the four exchange transactions already consummated due to an exception to adjustment of the warrants for de minimus modifications thereof (for changes of less than 1%). To further illustrate the impact of exchange transactions on the warrants, in the event that all 20 million shares of common stock covered by this proposal had been exchanged for Convertible Notes in the same manner and at the same time as the four completed exchanges, the number of warrants would have increased from 1,286,000 to 1,313,839 and the exercise price of the warrants would have decreased from $8.99 per share to $8.80 per share.


   Accounting for the Exchange of Notes for Stock. The exchange of notes for common stock will cause the balance sheet debt of Exide to be reduced by the carrying value of the notes. However, since the exchange of common stock for Convertible Notes involves the issuance of more shares than the number of shares that would be issued based on the original conversion terms thereof, a charge to the income statement will also be recorded. This expense is equal to the fair value of the excess shares issued. For the four completed exchanges, the charge will be approximately $13.5 million. A corresponding credit is recorded to equity so no net impact to equity results from recording this charge. There would be no such charge involved in the exchange for non-convertible notes, such as the Senior Notes and the EHE Notes. In the case of exchanges of stock for non-convertible notes, Exide will record an extraordinary gain to the extent the market value given in the form of stock is less than the principal amount of the notes received, and an extraordinary loss to the extent the market value given in the form of stock is more than the principal amount of the notes received.


Board Recommendation


   Because the current market values of the debt securities of Exide and EHE are below their face value, the Board of Directors believes that Exide may be able to exchange common stock (or securities convertible into common stock) for such debt securities on attractive terms. Although such exchanges would be dilutive to our stockholders, the Board of Directors believes that, if appropriate exchanges can be negotiated, the long-term benefits to Exide and its stockholders would outweigh the effects of dilution. Such benefits would include reducing our debt level and interest expense, and increasing our shareholders' equity, thereby increasing our financial flexibility and providing us with a more prudent capital structure.


   The Board recommends that you vote "FOR" such proposal.

           III. APPROVAL OF INCREASE IN OUR AUTHORIZED COMMON STOCK


   The Board of Directors proposes that our certificate of incorporation be amended to increase the total number of authorized shares of common stock from 60 million shares to 100 million. Currently, the certificate of incorporation authorizes 60 million shares of common stock, $0.01 par value per share, and 5 million shares of preferred stock, $0.01 par value per share. As of August 3,
2001, none of the preferred stock was issued and we had             shares of
Common Stock outstanding, leaving approximately 34,549,009 authorized shares available for further issuance. Of such authorized shares available for future issuance, approximately 7,073,000 have been reserved for issuance under outstanding employee and director stock options and warrants, excluding the shares issuable upon conversion of the Convertible Notes as the conversion price thereof is substantially in excess of the market price of the common stock. The number of shares of common stock not reserved for any specific use as indicated above and available for future issuance would thus be 27,476,009, or 67,476,009 giving effect to the proposed increase in the number of authorized shares. Exchanges of common stock (or other securities convertible into common stock) for debt securities, as described in Proposal II, would further reduce the shares available for issuance. Proposal III is, however, independent of Proposal II. Exide would be able to implement Proposal II, if approved, without receiving approval of Proposal III.


   The Board of Directors believes that the availability of additional shares will enhance our flexibility in connection with possible future actions, such as equity offerings, stock dividends, acquisitions or mergers, and other corporate purposes. The Board of Directors will determine whether, when, and on what terms the issuance of shares may be warranted in connection with any of the foregoing purposes.

   The availability for issuance of additional shares of common stock could enable the Board of Directors to render more difficult or discourage an attempt to obtain control of Exide. For example, by increasing the number of outstanding shares, the interest of a party attempting to gain control of Exide could be diluted. Also, the additional shares could be used to render more difficult a merger or similar transaction.

   If the proposed amendment is approved, all or any of the additional authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of shares otherwise than on a pro-rata basis to all current stockholders would reduce current stockholders' proportionate interests. However, in any such event, stockholders wishing to maintain their interests may be able to do so through normal market purchases.

Board Recommendation

   The Board recommends that you vote "FOR" such proposal.

                  STOCKHOLDER PROPOSALS AND OTHER INFORMATION


   Stockholder proposals for consideration at our 2002 Annual Meeting must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and Exide's bylaws. To be timely under Rule 14a-8, proposals must be received by the Secretary of Exide by March 12, 2002 in order to be included in the Proxy Statement. Under Exide's bylaws, if a stockholder plans to propose an item of business to be considered at any annual meeting of stockholders, that stockholder is required to give notice of such proposal to our Secretary at least 90 days and no more than 120 days prior to the anniversary date of the immediately preceding annual meeting, or by June 22, 2002, but not before May 22, 2002 in the case of the 2002 annual meeting, and to comply with certain other requirements. The proposals also must comply with all applicable statutes and regulations.


                       WHERE CAN I GET MORE INFORMATION?

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

   Reports, proxy statements and other information concerning Exide can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


   We have previously sent to you a copy of our Annual Report for the 2001 fiscal year. If you would like copies of any other recently filed documents, please direct your request to our Vice President, Corporate Development & Investor Relations, Exide Technologies, 210 Carnegie Center, Suite 500, Princeton, NJ 08540. Our website is http://www.exide.com.

                      ANNUAL MEETING OF THE STOCKHOLDERS OF

                                EXIDE TECHNOLOGIES

                               September 19, 2001

     ----------------------------------------------------------------------
                            PROXY VOTING INSTRUCTIONS

     ----------------------------------------------------------------------


TO VOTE BY MAIL
---------------
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
-------------------
Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

                                --------------------------------------
YOUR CONTROL NUMBER IS   ---->
                                --------------------------------------


                 Please Detach and mail in the Envelope Provided

--------------------------------------------------------------------------------

  A [X]    Please mark
           your votes
           in this
           example

            FOR              WITHHOLD
            all nominees     AUTHORITY
            (except as       to vote for
            indicated)       all nominees

1.  Election   [ ]              [ ]
of Directors

This proxy will be voted as specified. If a choice is not          FOR     AGAINST    ABSTAIN
specified, this proxy will be voted FOR the nominee directors and FOR Proposals 2 and 3.

Nominees:    Francois J. Castaing  2.  Issuance of Common Stock    [ ]      [ ]        [ ]
             Rodney L. Chadwick    (or securities convertible      [ ]      [ ]        [ ]
             John A. James         into Common Stock) in Exchange
             Robert A. Lutz        for Debt Securities.
             Heinrich Meyr
             Jody G. Miller        3.  Increase in Number of
                                   Authorized Shares of common
                                   stock.

                                   4. In their discretion, the proxies are authorized
                                   to vote upon such other business as may properly
                                   come before the Annual Meeting or any adjournment
                                   or postponement thereof.



For all nominees listed hereon, except
vote withheld for the following nominee(s):


-------------------------------------------


--------------    -----------------------------------  Dated ---------, 2001
(Signature)       (Signature if held jointly)

NOTE: This Proxy Card should be dated, signed by the stockholder exactly as the stockholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------